                                   EXHIBIT 12

                           THOMAS & BETTS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)



                                     Quarter                     For the Years Ended
                                      Ended     -----------------------------------------------------
                                    March 31,    Dec 31,     Jan. 1,   Jan. 2,    Dec. 31,    Dec. 31,
                                      1996        1995        1995      1994       1992         1991
                                     -------    --------     -------   -------    --------    --------
Earnings from
  continuing operations
  before income taxes                $29,585    $117,170    $   494     $59,942   $52,983     $55,465

Add:
 Interest on
   indebtedness                       10,698      28,299     26,852      30,247    33,405      12,752

 Amortization of
   debt expense                          337       1,364      1,133       1,062     2,538         -

 Portion of rents
   representative of
   the interest factor                 2,065       7,920      7,377       7,011     6,515       3,816

Deduct:
 Interest capitalized
  and undistributed earnings
  from less than 50
  percent owned persons               (2,168)     (2,848)    (1.863)         -         -         (376)
                                     -------    --------    -------     -------   -------     -------
Earnings
  as adjusted                        $40,517    $151,905    $33,993     $98,262   $95,441     $71,657
                                     =======    ========    =======     =======   =======     =======

Fixed charges:
 Interest on
  indebtedness                        10,698      28,299     26,852      30,247    33,405      12,752

 Amortization of
   debt expense                          337       1,364      1,133       1,062     2,538          -

 Portion of rents
   representative of
   the interest factor                 2,065       7,920      7,377       7,011     6,515       3,816
                                     -------    --------    -------     -------   -------     -------
Total fixed charges                  $13,100    $ 37,583    $35,362     $38,320   $42,458     $16,568
                                     =======    ========    =======     =======   =======     =======

Ratio of earnings
  to fixed charges                       3.1x        4.0x       .96x        2.6x      2.2x        4.3x
                                     =======    ========    =======     =======   =======      ======


The ratio for the year ended January 1, 1995 of .96x, was inadequate to cover fixed charges by $1,369. This was due to a provision for restructured operations of $79,011 provided in the third quarter of 1994.





                                       16